Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Appoints New Member to Board of Directors

Branchville, NJ – August 20, 2009 – Selective Insurance Group, Inc. (NASDAQ: SIGI), announced today that Cynthia (Cie) S. Nicholson has been appointed to its Board of Directors, effective August 18, 2009.  Ms. Nicholson will stand for election by shareholders at Selective’s Annual Meeting in 2010.  She is the company’s 12th director and meets the NASDAQ requirements for an independent director.

“We welcome Cie to Selective and look forward to her contributions as a Director,” said Lead Independent Director A. David Brown.  “Her executive skills and experience are deep and she spent more than a decade with Pepsi, which is known for its able managers.  She is a great complement to our Board.”

Ms. Nicholson is the former Senior Vice President and Chief Marketing Officer of PepsiCo North America.  Her specialty is building brands.  At PepsiCo she worked on Pepsi®, Mountain Dew®, Sierra Mist®, Aquafina®, IZZE®, SoBe®, and AMP Energy™, and joint ventures with Starbucks® and Unilever for Lipton Tea®(i).  She was responsible for brand strategy, product and package innovation, insights, sports marketing, media, digital marketing and national and customer promotions.  She is presently working on two start-up ventures; GamesThatGive which provides free branded casual video games that empower users to generate charitable donations and Pup To Go, LLC, which produces, markets, and sells a unique carrier for small dogs.

“Cie has extensive marketing and management experience that will provide us with a new perspective,” said Selective Chairman, President and CEO Gregory E. Murphy.  “We’re excited to have her on our Board and anticipate her contribution to the direction of our marketing efforts to agents and customers.”

Ms. Nicholson holds a B.S. from University of Illinois and an M.B.A from Indiana University.  She was named “Marketer of the Year” by Brandweek magazine in 2001, listed as one of the “Women to Watch” in Advertising Age in 2001, and was given the “Academy of Alumni Fellows Award” from the Kelley School of Business at Indiana University in 2008.

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Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide human resource administration outsourcing. Selective maintains a website at www.selective.com.

(i)  “Pepsi”, “Mountain Dew”, “Sierra Mist”, “Aquafina”, and “AMP Energy” are trademarks of PepsiCo, Inc.; “IZZE” is a trademark of IZZE Beverage Co.; “SoBe” is a trademark of South Beach Beverage Company, Inc.; “Starbucks” is a trademark of Starbucks U.S. Brands, LLC; and “Lipton” is a trademark of Unilever Supply Chain, Inc.

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